UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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☐	Soliciting Material Pursuant to §240.14a-12

PMC Commercial Trust

(Name of Registrant as Specified In Its Charter)

Not Applicable

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PMC COMMERCIAL TRUST
17950 Preston Road, Suite 600
Dallas, Texas 75252
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholder:
You are invited to attend the Annual Meeting of Shareholders of PMC Commercial Trust (the “Meeting”), to be held at 17950 Preston Road, Suite 600, Dallas, Texas, on Saturday, June 13, 2009, at 8:30 a.m., Central Daylight Time. The purpose of the Meeting is to vote on the following proposals:

Proposal 1:	To elect the five trust managers nominated in the proxy statement to serve for a one-year term, and until their successors are elected and qualified.

Proposal 2:	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Proposal 3:	To consider the shareholder proposal described in the accompanying proxy statement, if properly presented at the Meeting.

Proposal 4:	To transact any other business that may properly be brought before the Meeting or any adjournments thereof.
The Board of Trust Managers has fixed the close of business on April 17, 2009 as the record date for determining shareholders entitled to notice of and to vote at the Meeting. A form of proxy card and a copy of our annual report to shareholders for the fiscal year ended December 31, 2008 are enclosed with this notice of Meeting and proxy statement.
Your proxy vote is important to us and our business. I encourage you to complete, date, sign and return the accompanying proxy whether or not you plan to attend the Meeting. If you plan to attend the Meeting to vote in person and your shares are in the name of a broker or bank, you must secure a proxy from the broker or bank assigning voting rights to you for your shares.

Sincerely,
/s/ Lance B. Rosemore
Lance B. Rosemore
Chief Executive Officer and President

April 28, 2009

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING	1

GOVERNANCE OF THE COMPANY	4

- Board of Trust Managers (4)

- Statement on Corporate Governance (4)

BOARD OF TRUST MANAGERS	5

- General Meetings (5)

- Committees (5)

- Trust Manager Nomination Procedures (6)

- Independence of Trust Managers (7)

- Compensation of Trust Managers (7)

DIRECTOR COMPENSATION IN 2008	8

SECURITY OWNERSHIP OF TRUST MANAGERS AND EXECUTIVE OFFICERS	9

EXECUTIVE OFFICERS	9

- Business Experience (9)

COMPENSATION DISCUSSION AND ANALYSIS	10

- General (10)

- Identification of Named Executive Officers (10)

- Role of Management in the Compensation-Setting Process (11)

- Chief Executive Officer Compensation (11)

- Use of Independent Consultants (11)

- Base Salary (11)

- Annual Management Cash Bonus Incentive (12)

- Long-term Equity Incentives (13)

- Severance and Change in Control Agreements (13)

- Other Compensation Plans (14)

- Indemnification Agreements (14)

- Tax Considerations (14)

COMPENSATION COMMITTEE REPORT	14

EXECUTIVE COMPENSATION	15

- Summary Compensation Table (15)

- Grants of Plan-Based Awards in 2008 (16)

- Employment Agreements (16)

- Equity Incentive Plan Compensation (16)

- Outstanding Equity Awards at Fiscal Year End (17)

- Option Exercises and Shares Vested in 2008 (18)

- Pension Benefits (18)

- Non-qualified Deferred Compensation (18)

- Potential Payments Upon Termination or Change in Control (18)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	20

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	20

RELATED PERSON TRANSACTIONS	21

- Approval of Related Person Transactions (21)

- Consulting Agreement with Dr. Andrew S. Rosemore (22)

PROPOSAL ONE — ELECTION OF TRUST MANAGERS	23

AUDIT COMMITTEE REPORT	23

PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	25

- Principal Accounting Firm Fees (25)

- Pre-Approval Policies (25)

PROPOSAL THREE — SHAREHOLDER PROPOSAL	26

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING	26

ANNUAL REPORT	26

REDUCE DUPLICATE MAILINGS	27

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
Saturday, June 13, 2009
PMC Commercial Trust
17950 Preston Road, Suite 600
Dallas, Texas 75252
The Board of Trust Managers (the “Board”) of PMC Commercial Trust (the “Company,” “us,” “we,” or “our”) is soliciting proxies to be used at the 2009 Annual Meeting of Shareholders to be held at 17950 Preston Road, Suite 600, Dallas, Texas, on Saturday, June 13, 2009, at 8:30 a.m., Central Daylight Time (the “Meeting”). This proxy statement, accompanying proxy and annual report to shareholders for the fiscal year ended December 31, 2008 are first being mailed to shareholders on or about April 28, 2009. Although the annual report is being mailed to shareholders with this proxy statement, it does not constitute part of this proxy statement.
Only shareholders of record as of the close of business on April 17, 2009 are entitled to notice of and to vote at the Meeting. As of April 17, 2009, we had 10,568,067 common shares of beneficial interest (the “Shares”) outstanding. Each holder of record of Shares on the record date is entitled to one vote on each matter properly brought before the Meeting for each Share held.
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
1. What is a proxy?
It is your legal designation of another person to vote the Shares you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our officers, Jan F. Salit and Barry N. Berlin, as proxies for the Meeting.
2. What is a proxy statement?
It is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to sign a proxy card designating Jan F. Salit and Barry N. Berlin as proxies to vote on your behalf.
3. What is the difference between a shareholder of record and shareholder who holds Shares in street name?
If your Shares are registered in your name, you are a shareholder of record.
If your Shares are held in the name of your broker or bank, your Shares are held in street name.
4. How do I attend the Meeting? What do I need to bring?
If you are a shareholder of record, you will need to bring a photo ID with you to the Meeting.
If you own Shares in street name, bring your most recent brokerage statement with you to the Meeting. We can use your statement to verify your ownership of Shares and admit you to the Meeting; however, you will not be able to vote your Shares at the Meeting without a legal proxy, as described in question 5. You will also need to bring a photo ID.
Please note that cameras, sound or video recording equipment, cellular telephones or other similar equipment, electronic devices, large bags, briefcases or packages will not be allowed at the Meeting.
5. How can I vote at the Meeting if I own Shares in street name?
You will need to ask your broker or bank for a legal proxy. You will need to bring the legal proxy with you to the Meeting. You will not be able to vote your Shares at the Meeting without a legal proxy.
Please note that if you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the Meeting and vote in person or legally appoint another proxy to vote on your behalf.

If you do not receive the legal proxy in time, you can follow the procedures described in question 4 to attend the Meeting. However, you will not be able to vote your Shares at the Meeting.
6. What Shares are included on the proxy card?
If you are a shareholder of record on April 17, 2009, you will receive one proxy card for all the Shares you hold in each single account, regardless of whether you hold them:
•	in certificate form; or
•	in book-entry form.
If you receive more than one proxy card it generally means you hold Shares registered in more than one account. Please sign and return all of the proxy cards you receive to ensure that your Shares are voted.
7. What constitutes a quorum?
The presence, in person or represented by proxy, of a majority of the Shares (at least 5,284,034) entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting. However, if a quorum is not present at the Meeting, the chairman of the Meeting or the shareholders entitled to vote at the Meeting, present in person or represented by proxy, have the power to adjourn the Meeting until a quorum is present or represented.
8. What different methods can I use to vote?
By Written Proxy. All shareholders can vote by written proxy card received with this proxy statement.
In Person. All shareholders of record may vote in person at the Meeting. Street name holders may vote in person at the Meeting if they have a legal proxy, as described in question 5.
9. What is the record date and what does it mean?
The record date for the meeting is April 17, 2009. The record date is established by the Board as allowed by the Texas Real Estate Investment Trust Act (“Texas Law”). Owners of record of Shares at the close of business on the record date are entitled to:
•	receive notice of the Meeting; and
•	vote at the Meeting and any adjournments or postponements of the Meeting.
10. What can I do if I change my mind after I return my proxy card?
Returning your proxy card will in no way limit your right to vote at the Meeting if you later decide to attend in person.
Shareholders can revoke a proxy prior to the completion of voting at the Meeting by:
•	giving written notice of revocation to the Corporate Secretary of the Company;
•	delivering a later-dated proxy; or
•	voting in person at the Meeting (unless you are a street name holder without a legal proxy, as described in question 5).
11. Are votes confidential? Who counts the votes?
We will continue our long-standing practice of holding the votes of all shareholders in confidence from trust managers, officers and employees except:
•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;
•	in case of a contested proxy solicitation;
•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or
•	to allow inspectors of election to certify the results of the vote.

We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and inspectors of election to certify results.
12. What are my voting choices when voting for trust manager nominees, and what vote is needed to elect trust managers?
In the vote on the election of five trust manager nominees to serve until the 2010 Annual Meeting of Shareholders, until their successor has been duly elected and qualified, or until the earliest of their death, resignation or retirement, shareholders may;
•	vote in favor of all nominees;
•	vote in favor of specific nominees;
•	vote against all nominees;
•	vote against specific nominees;
•	abstain from voting with respect to all nominees; or
•	abstain from voting with respect to specific nominees.
The affirmative vote of two-thirds of the votes cast at the Meeting is required to elect trust managers.
The Board recommends a vote FOR each of the nominees.
13. What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm, and what vote is needed to ratify their appointment?
In the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, shareholders of record may:
•	vote in favor of the ratification;
•	vote against the ratification; or
•	abstain from voting on the ratification.
The affirmative vote of a majority of the votes cast at the Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
The Board recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
14. What are my choices when voting on the shareholder proposal, and what vote is needed to adopt the proposal?
In the vote on the shareholder proposal presented in the proxy statement, shareholders of record may:
•	vote in favor of the shareholder proposal;
•	vote against the shareholder proposal; or
•	abstain from voting on the shareholder proposal.
The affirmative vote of a majority of the votes cast at the Meeting is required to adopt the shareholder proposal.
The Board recommends a vote AGAINST the shareholder proposal.
15. What if I do not specify a choice for a matter when returning a proxy?
Shareholders should specify their choice for each matter on the enclosed proxy card. If no specific instructions are given, proxies that are signed and returned will be voted:
•	FOR the election of all trust manager nominees;
•	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and
•	AGAINST the shareholder proposal.

16. How are abstentions and broker non-votes counted?
Texas Law, the Company’s declaration of trust, as amended (the “Declaration of Trust”), and the Company’s bylaws, as amended (the “Bylaws”), do not specifically address the treatment of broker non-votes. The inspectors of election will treat Shares referred to as “broker non-votes” (i.e., Shares held by brokers or nominees as to which instructions have not been received from the beneficial owners and as to which the broker or nominees do not have discretionary voting power on a particular matter) as Shares that are present and entitled to vote for the purpose of determining the presence of a quorum. However, for the purpose of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those Shares will be treated as not present and not entitled to vote with respect to that matter (even though those Shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Abstentions will be counted as Shares that are present and entitled to vote for the purpose of determining the presence of a quorum and will be treated as present and a vote against any matter described herein.
17. Does the Company have a policy regarding trust managers’ attendance at the Annual Meeting of Shareholders?
The Company does not have a policy regarding trust managers’ attendance at Annual Meetings of Shareholders. All of the trust managers attended the 2008 Annual Meeting of Shareholders.
18. Can I access the Notice of Annual Meeting, Proxy Statement, and Annual Report on the Internet?
The Notice of Annual Meeting, Proxy Statement and Annual Report for the year ended December 31, 2008, are available on our website at www.pmctrust.com/proxy.
19. How are proxies solicited and what is the cost?
We will bear all expenses incurred in connection with the solicitation of proxies. We have not engaged any solicitor to assist with the solicitation of proxies. In accordance with SEC rules, we will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to the beneficial owners of Shares.
Our trust managers, officers, and employees may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.
GOVERNANCE OF THE COMPANY
Board of Trust Managers
Pursuant to our Declaration of Trust and our Bylaws, our business, property and affairs are managed under the direction of our Board. Members of the Board are kept informed of the Company’s business through discussions with the Chairman of the Board and executive officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Board members have complete access to the Company’s management team and the independent registered public accounting firm. The Board and each of the key committees — Audit, Compensation and Nominating and Corporate Governance — also have authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties. The Company’s Corporate Governance Guidelines require that a majority of the Board be independent within the meaning of standards established by the stock exchange on which the Company’s Shares are traded. The Company’s Shares are currently traded on the NYSE Amex.
Statement on Corporate Governance
The Company is dedicated to establishing and maintaining the highest standards of corporate governance. The Board has implemented many corporate governance measures designed to serve the long-term interests of our shareholders and further align the interests of trust managers and management with the Company’s shareholders.
Executive Sessions. Pursuant to the Company’s Corporate Governance Guidelines, the non-management trust managers meet in separate executive sessions at least three times a year. These trust managers may invite the Chief Executive Officer or others, as they deem appropriate, to attend a portion of these sessions.
Contacting the Board. The Board welcomes your questions and comments. If you would like to communicate directly with the Board, or if you have a concern related to the Company’s business ethics or conduct, financial statements, accounting practices or internal controls, then you may submit your correspondence to the Secretary of the Company or you may call the Ethics Hotline at 1-800-292-4496. All communications will be forwarded to the chairman of our Audit Committee and/or the Assistant Secretary of the Company, as appropriate, provided that advertisements, solicitations for periodical or other subscriptions, and similar communications generally are not forwarded.

Code of Business Conduct and Ethics. The Board has adopted a Code of Business Conduct and Ethics that applies to all trust managers, officers and employees, including the Company’s principal executive officer and principal financial and accounting officer and a Code of Ethical Conduct for Senior Financial Officers (collectively, the “Codes of Conduct”). The purposes of the Codes of Conduct are to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and trust managers. If the Board amends any provisions of either Code of Conduct that applies to the Company’s Chief Executive Officer or senior financial officers or grants a waiver in favor of any such persons, the Company intends to satisfy its disclosure requirements by promptly publishing the text of the amendment or the specifics of the waiver on its website at www.pmctrust.com.
The Company intends to continue to act promptly to incorporate not only the actual requirements of rules adopted with respect to corporate governance matters but also additional voluntary measures it deems appropriate. Charters for the Audit, Compensation and Nominating and Corporate Governance Committees and the Company’s Corporate Governance Guidelines and Codes of Conduct may be viewed on the Company’s website at www.pmctrust.com under the “Corporate Governance” section. In addition, the Company will mail copies of the Corporate Governance Guidelines to shareholders upon their written request.
BOARD OF TRUST MANAGERS
General Meetings
During the fiscal year ended December 31, 2008, the Board held four general meetings and three other meetings. In addition, for the fiscal year ended December 31, 2008, there was one special committee meeting and two independent committee meetings. Each of the trust managers attended all meetings held by the Board and at least 75% of all meetings of each committee of the Board on which such trust manager served during the fiscal year ended December 31, 2008. The Company’s policy is to encourage members of the Board to attend the meetings in person. All members of the Board attended the 2008 Annual Meeting of Shareholders.
Committees
During the 2008 fiscal year, the Board had three standing committees: an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.
Audit Committee. The Audit Committee currently consists of Mr. Nathan G. Cohen (chairman), Mr. Barry A. Imber and Mr. Irving Munn. The Audit Committee is comprised entirely of trust managers who meet the independence and financial literacy requirements of the NYSE Amex listing standards as well as the standards established under the Sarbanes-Oxley Act of 2002. In addition, the Board has determined that Mr. Imber qualifies as an “audit committee financial expert” as defined in SEC rules. The Audit Committee’s responsibilities include providing assistance to the Board in fulfilling its responsibilities with respect to oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, performance and independence, and the performance of the Company’s internal audit function. In accordance with its charter, the Audit Committee has sole authority to appoint and replace the independent registered public accounting firm, who report directly to the Committee, approve the engagement fee of the independent registered public accounting firm and pre-approve the audit services and any permitted non-audit services they may provide to the Company. In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan and evaluates matters relating to the audit and internal controls of the Company. The Audit Committee holds separate executive sessions, outside the presence of executive management, with the Company’s independent registered public accounting firm. The Audit Committee held four regular quarterly meetings and two other meetings during the fiscal year ended December 31, 2008.

Compensation Committee. The Compensation Committee currently consists of Mr. Irving Munn (chairman), Mr. Barry A. Imber and Mr. Nathan G. Cohen. Mr. Roy Greenberg was a member of the Compensation Committee until his resignation from the Board on October 15, 2008. Mr. Cohen was appointed to the Compensation Committee in December 2008. The Compensation Committee is comprised entirely of trust managers who meet the independence requirements of the NYSE Amex listing standards. The Compensation Committee’s responsibilities include:
•	establishing the Company’s general compensation philosophy;
•	overseeing the Company’s compensation programs and practices, including incentive and equity-based compensation plans;
•	reviewing and approving executive compensation plans in light of corporate goals and objectives;
•	evaluating the performance of the Chief Executive Officer in light of these criteria and establishing the Chief Executive Officer’s compensation level based on such evaluation;
•	evaluating the performance of the other executive officers and their salaries, bonus and incentive and equity compensation;
•	administration of the Company’s equity and benefit plans;
•	reviewing the adequacy of the Company’s succession planning and organizational effectiveness; and
•
reviewing and making recommendations concerning proposals by management regarding compensation, bonuses, employment agreements and other benefits and policies with respect to such matters for employees of the Company.

The Compensation Committee has the authority to retain counsel and other experts or consultants including the sole authority to select and retain a compensation consultant and to approve the fees and other retention terms of any consultant. The Compensation Committee met two times during the fiscal year ended December 31, 2008.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “Nominating Committee”) currently consists of Mr. Barry A. Imber (chairman), Mr. Nathan G. Cohen and Mr. Irving Munn. Mr. Roy Greenberg was the chairman of the Nominating Committee until his resignation from the Board on October 15, 2008. Mr. Imber was appointed to the Nominating and Corporate Governance Committee in December 2008. The Nominating Committee’s duties include adopting criteria for recommending candidates for election or re-election to the Board and its committees and considering issues and making recommendations regarding the size and composition of the Board. The Nominating Committee will also consider nominees for trust manager suggested by shareholders in written submissions to the Company’s Secretary in compliance with the nomination procedures set forth below. The Nominating Committee met two times during the fiscal year ended December 31, 2008.
Trust Manager Nomination Procedures
Trust Manager Qualifications. The Company’s Nominating Committee has established policies for the desired attributes of the Board as a whole. The Board will ensure that a majority of its members are independent under NYSE Amex listing standards. Each trust manager generally may not serve as a member of more than six other public company boards. Each member of the Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, high performance standards and must be committed to representing the long-term interests of the Company and its shareholders. In addition, trust managers must be committed to devoting the time and effort necessary to be responsible and productive members of the Board. The Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience.
Identifying and Evaluating Nominees. The Nominating Committee periodically assesses the appropriate number of trust managers comprising the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. The Nominating Committee may consider those factors it deems appropriate in evaluating trust manager candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating Committee. In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate’s credentials and, other than the eligibility requirements established by the Nominating Committee, does not have any specific minimum qualifications that must be met by a nominee. The Nominating Committee considers candidates for the Board from any reasonable source, including current board members, shareholders, professional search firms or other persons. The Nominating Committee does not evaluate candidates differently based on who has made the recommendation. The Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates.

Shareholder Nominees. The Nominating Committee will consider properly submitted shareholder nominees for election to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstances. Such nominations may be made by a shareholder entitled to vote who delivers written notice along with any other additional information and materials reasonably required by the Company to the Secretary of the Company not later than the close of business on the 90th day, and not earlier than the close of business on the 120th day, prior to the anniversary of the preceding year’s meeting. For the Company’s annual meeting of shareholders in the year 2010, the Secretary must receive this notice not earlier than February 13, 2010, and prior to the close of business on March 15, 2010.
Any shareholder nominations proposed for consideration by the Nominating Committee should include the nominee’s name and sufficient biographical information to demonstrate that the nominee meets the qualification requirements for board service as set forth under “—Trust Manager Qualifications.” The nominee’s written consent to the nomination should also be included with the nomination submission, which should be addressed to: PMC Commercial Trust, 17950 Preston Road, Suite 600, Dallas, Texas 75252, Attn: Secretary.
Independence of Trust Managers
Pursuant to the Company’s Corporate Governance Guidelines, which require that a majority of our trust managers be independent within the meaning of the NYSE Amex corporate governance standards, the Board undertook a review of the independence of trust managers nominated for election at the Meeting. In making independence determinations, the Board observes all criteria for independence established by the SEC, the NYSE Amex, and other governing laws and regulations. During this review, the Board considered transactions and relationships between each trust manager or any member of his or her immediate family and the Company, including (if applicable) those reported under “Related Person Transactions.” As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the trust manager is independent.
As a result of this review, the Board affirmatively determined that all of the trust managers nominated for election at the Meeting are independent of the Company and its management with the exception of the management member of the Board, Mr. Lance B. Rosemore, and his sister, Dr. Martha R. Greenberg.
Compensation of Trust Managers
During the year ended December 31, 2008, we compensated our non-employee trust managers according to the following schedule:

Annual Board retainer	$22,000
Fee for each quarterly Board meeting attended	1,500
Fee for each other Board meeting attended	1,000
Annual audit committee chairman retainer	5,000
Annual compensation committee and nominating committee chairman retainer	3,000
Annual audit committee member retainer	4,800
Fee for each committee meeting attended	1,000
The annual Board retainer, annual audit committee chairman retainer and annual audit committee member retainer are payable quarterly. If any special committee was formed and conducted official business, each member would receive $2,500 per meeting and the chairperson would receive an annual retainer of $5,000. During 2008, the Compensation Committee granted a one-time fee of $10,000 for services performed by Mr. Nathan G. Cohen in connection with strategic alternative initiatives and a one-time fee of $2,500 to Mr. Roy Greenberg for his contributions to the Board during his tenure as a trust manager. In addition, the Company’s 2005 Equity Incentive Plan allows for the issuance of share awards at the discretion of the Compensation Committee in accordance with the plan. All share awards granted to the non-employee trust managers vested as follows: one-third on the date of grant, one-third on the first anniversary date and the remaining one-third on the second anniversary date. In addition, the non-employee trust managers were reimbursed by the Company for their expenses related to attending board or committee meetings.

DIRECTOR COMPENSATION IN 2008
Compensation for the non-employee trust managers for the year ended December 31, 2008 was as follows:

	Fees Earned or
Name	Paid in Cash	Share Awards(1)		Total
Nathan G. Cohen*	$64,300	$8,039		$72,339
Martha R. Greenberg	30,000	8,039		38,039
Roy H. Greenberg**	36,000	3,478	(2)	39,478
Barry A. Imber*	46,800	8,039		54,839
Irving Munn*	53,300	8,039		61,339

*	Independent Director.

**	Independent Director, member of the Compensation Committee and Nominating and Corporate Governance Committee until October 15, 2008.

(1)
This column represents the dollar amount recognized for financial statement purposes with respect to the 2008 fiscal year for awards granted in 2008 as well as in prior years in accordance with Statement of Financial Accounting Standards (“SFAS”) 123R and assumes zero anticipated forfeitures in connection with the valuing of such shares. In 2008, the Company reversed expense previously recognized in connection with the 2007 and 2008 shares granted to Mr. Greenberg. Information with regard to restricted share awards granted to each non-employee trust manager was as follows:

	June 10, 2006	June 9, 2007	June 14, 2008
Number of Shares granted	510	600	1,050
Share price on date of grant	$12.72	$14.01	$7.65
Vested during 2008	170	200	350
Vested as of December 31, 2008	510	400	350
Unvested as of December 31, 2008(a)	—	200	700

(a)	Mr. Greenberg forfeited the 900 unvested Shares upon his resignation in October 2008.

(2)
Reflects value of restricted shares granted during 2008 in accordance with SFAS 123R of $4,816, adjusted to give effect to reversal of expense associated with restricted shares forfeited during the year.

SECURITY OWNERSHIP OF TRUST MANAGERS AND EXECUTIVE OFFICERS
The following table sets forth certain information regarding the beneficial ownership of our Shares as of April 17, 2009 by (1) each person known by us to own beneficially more than 5% of our outstanding Shares, (2) all current trust managers, (3) each current named executive officer, and (4) all current trust managers and current executive officers as a group. Unless otherwise indicated, the Shares listed in the table are owned directly by the individual, or by both the individual and the individual’s spouse. Except as otherwise noted, the individual had sole voting and investment power as to Shares shown or, the voting power is shared with the individual’s spouse. All individuals set forth below have the same principal business address as the Company.

			Common Shares	Percent of Common
	Common Shares	Unexercised Options	Owned	Shares Owned
Name	Owned	Exercisable	Beneficially	Beneficially
Lance B. Rosemore(1)	196,172	10,800	206,972	2.0%
Barry N. Berlin(2)	21,678	8,700	30,378	*
Jan F. Salit(3)	18,304	8,700	27,004	*
Nathan G. Cohen(4)	10,770	—	10,770	*
Martha R. Greenberg(5)	347,772	—	347,772	3.3%
Barry A. Imber(6)	21,702	—	21,702	*
Irving Munn(7)	9,570	—	9,570	*
Trust Managers and Executive Officers as a group (7 persons)	625,968	28,200	654,168	6.2%

*	Less than 1%.

(1)
Includes 7,601 Shares held in the name of his children, 77,805 Shares held jointly with his spouse, 4,786 Shares held in an IRA, 14,755 Shares held in trust for the benefit of Mr. Rosemore and his children, 2,442 Shares held by a partnership for the benefit of Mr. Rosemore and his children, 1,569 Shares held in an IRA by Mr. Rosemore’s spouse and 3,200 restricted shares.

(2)	Includes 211 Shares held in the name of his minor child, 6,823 Shares held jointly with his spouse and 3,200 restricted shares.

(3)	Includes 612 Shares held in an IRA and 3,200 restricted shares.

(4)	Includes 1,700 Shares held in the name of his spouse and 900 restricted shares.

(5)
Includes 77,495 Shares held in an IRA, 14,171 Shares held in a trust for the benefit of Dr. Greenberg, 5,845 Shares held individually and 900 restricted shares. All remaining Shares are held by a partnership of which Dr. Greenberg is the sole manager.

(6)	Includes 3,274 Shares held in an IRA for the benefit of his child, 1,122 Shares held in an IRA for the benefit of his spouse, 1,202 Shares held in an IRA and 900 restricted shares.

(7)	Includes 900 restricted shares.
EXECUTIVE OFFICERS
The following table sets forth the current executive officers of the Company.

Name	Age	Current Title
Lance B. Rosemore	60	President, Chief Executive Officer and Secretary
Barry N. Berlin	48	Executive Vice President and Chief Financial Officer
Jan F. Salit	58	Executive Vice President, Chief Operating Officer, Chief Investment Officer and Treasurer
Business Experience
For the business experience of Mr. Lance B. Rosemore, see “Proposal One — Election of Trust Managers.”
Barry N. Berlin has been Executive Vice President of the Company since October 2008 and Chief Financial Officer of the Company since June 1993. Mr. Berlin was also Chief Financial Officer of PMC Capital, Inc. (“PMC Capital”) from November 1992 to February 2004. From August 1986 to November 1992, he was an audit manager with Imber and Company, Certified Public Accountants. Mr. Berlin is a certified public accountant.
Jan F. Salit has been Chief Operating Officer and Treasurer of the Company since October 2008, Executive Vice President of the Company since June 1993, and Chief Investment Officer and Assistant Secretary since January 1994. He was also Executive Vice President of PMC Capital from May 1993 to February 2004 and Chief Investment Officer and Assistant Secretary of PMC Capital from March 1994 to February 2004. From 1979 to 1992, Mr. Salit was employed by Glenfed Financial Corporation and its predecessor company Armco Financial Corporation, a commercial finance company, holding various positions including Executive Vice President and Chief Financial Officer.

COMPENSATION DISCUSSION AND ANALYSIS
General
The Compensation Committee’s philosophy for compensating named executive officers is that an incentive-based compensation system reflecting the Company’s financial performance and shareholder return and encouraging ownership of our shares by the named executive officers will best align the interests of its named executive officers with the objectives of the Company and its shareholders. The Compensation Committee designed the Company’s compensation program to meet its objective of rewarding performance measured by the creation of value for shareholders. In accordance with this philosophy, the Compensation Committee oversees the implementation of the compensation system designed to promote the Company’s financial and operational success by attracting, motivating and assisting in the retention of key employees who demonstrate the highest levels of ability and talent by making a portion of an executive officer’s compensation dependent upon the Company’s and such executive’s performance. The Company’s executive compensation program includes the following compensation elements:
•
Base salary. The salaries for the named executive officers are determined following an assessment of each executive’s level of responsibility and experience, individual performance and contributions to the Company.

•	Annual Cash Bonus Incentives. Annual incentives are determined by the performance of the executive, the executive’s department, as applicable, and the financial performance of the Company as a whole.
•
Long-Term Equity Incentives. Grants of restricted shares and/or share options are designed to motivate individuals to enhance the long-term profitability of the Company and the value of its shares. Awards of long-term incentive compensation require the executives to focus on the Company’s long-term strategic growth and prospects, as well as to require the executives to share the risk of poor performance with our shareholders.

The Compensation Committee does not allocate a fixed percentage to each of these elements, but works with management to design an overall compensation structure that best serves its goals and appropriately motivates the executives to provide outstanding service to the Company. In addition, even though a portion of the executive’s compensation is influenced by the Company’s performance, the Compensation Committee has a general philosophy of providing some consistency in amounts of compensation provided by each of the three elements. This philosophy results in less significant increases or decreases in the amount of compensation paid from year-to-year and lessens the immediate effect of the Company’s performance on executive compensation from year-to-year. In addition, the Compensation Committee assessed the reasonableness of the compensation package as a whole provided to each named executive officer (other than the former General Counsel), and considers whether the amount of total compensation is excessive given the Company’s performance, current economic trends, and the compensation paid to executive officers of other public real estate investment trusts (“REITs”).
In 2008, the Compensation Committee evaluated the compensation of Mr. Berlin and Mr. Salit and Dr. Andrew S. Rosemore, and administered all employee benefit plans established by the Company. The Board made all final compensation decisions regarding Mr. Berlin, Mr. Salit and Dr. Andrew S. Rosemore, after receiving the Compensation Committee’s recommendations. The Compensation Committee delegated the decisions regarding all elements of the General Counsel’s compensation to Lance B. Rosemore (the Chief Executive Officer). In 2008, the Compensation Committee recommended and approved the base salary of Lance B. Rosemore and recommended to the Board the compensation of Mr. Berlin, Mr. Salit and Dr. Andrew S. Rosemore.
Identification of Named Executive Officers
The Company’s named executive officers for whom compensation information is disclosed in this proxy statement are Lance B. Rosemore, Barry N. Berlin, Dr. Andrew S. Rosemore, Jan F. Salit and Ron H. Dekelbaum.
Dr. Andrew S. Rosemore was terminated from his position as Chief Operating Officer and employee of the Company and resigned from his position on our Board on October 15, 2008. Effective October 15, 2008, Jan F. Salit assumed the Chief Operating Officer’s duties and responsibilities. In addition, as part of our cost reduction initiatives, the position of General Counsel was eliminated effective October 15, 2008. Mr. Dekelbaum’s responsibilities are now handled by the Company’s outside legal counsel with support from Messrs. Berlin and Salit.

Role of Management in the Compensation-Setting Process
Certain of the Company’s named executive officers play a role in the compensation-setting process. In 2008, our Chief Executive Officer made recommendations to the Compensation Committee concerning the compensation of Mr. Berlin, Mr. Salit and Dr. Andrew S. Rosemore. The Chief Executive Officer’s recommendations to the Compensation Committee influence the base salary, potential annual bonus, and the granting of long-term equity incentive compensation to each of these executive officers. While the Compensation Committee gives much weight to the Chief Executive Officer’s opinion, the Compensation Committee makes its own recommendation for each element of these executive officers’ compensation. The final decision for all elements of the Company’s compensation to these executive officers is ultimately made by the Board, except for Lance B. Rosemore, based upon the recommendations of the Compensation Committee. The Compensation Committee is responsible for approving all compensation to Lance B. Rosemore.
In 2008, the Compensation Committee also consulted the Chief Financial Officer as to his judgment of the Company’s financial status as a whole before making final decisions concerning salary and long-term equity incentive awards. Both the Chief Financial Officer and the current Chief Operating Officer provided input to the Compensation Committee regarding the Company’s financial status prior to the establishment of the aggregate cash bonus pool.
Our Chief Executive Officer provides to each named executive officer, at least annually, an informal evaluation and review of the individual contributions of the executive to the business of the Company. The Chief Financial Officer and Chief Operating Officer do not conduct individual evaluations of other executives.
Chief Executive Officer Compensation
Mr. Rosemore’s current annual salary, as established by his employment agreement, was set by the Compensation Committee at $413,221 on July 1, 2008. Also, during 2008 he was awarded a cash bonus of $50,000 which was paid in January 2009.
Use of Independent Consultants
The Compensation Committee reviews the overall compensation program to assure that it is reasonable and, in consideration of all the facts, including practices of comparably sized real REITs, adequately recognizes performance tied to creating shareholder value and meets overall Company compensation and business objectives. The Compensation Committee has historically not utilized the services of an independent advisor or other compensation consultant when determining the appropriate compensation packages for the Company’s named executive officers. Instead, the Compensation Committee believes that it may rely upon the Company’s accounting and human resource departments to provide sufficient information necessary to make the compensation decisions. The Company has relied upon its own internal resources to compile publicly available information concerning peer companies and the practices and trends in its industry, and anticipates continuing to do so. If the Compensation Committee determines that using an independent consultant in the future is desirable, however, the Compensation Committee’s Charter does allow the use of such a consultant and the Compensation Committee is empowered to contract this work to an appropriate third party.
Base Salary
The Compensation Committee meets mid-year, typically in May, to review the base salary and long-term incentives provided to our named executive officers (other than the former General Counsel) for the twelve-month period ending on June 30 of that year. At that meeting, the Compensation Committee typically reviews and to the extent deemed appropriate may change the base salary of all or some of the named executive officers (other than General Counsel) for the upcoming twelve month period beginning July 1.
The predominant factors considered by the Compensation Committee in recommending base salaries for the applicable named executive officers are: (1) the performance of the Company, measured by both financial and non-financial objectives, (2) individual accomplishments, (3) the responsibilities of the officer and any planned change of responsibilities for the forthcoming year, and (4) the salary required to retain the named executive officer. The Compensation Committee also considers the following factors, which may vary in weight from year to year: (1) salaries paid for similar positions within the real estate and REIT industry as disclosed in public filings, and (2) the proposed base salary relative to that of other of the Company’s executive officers. The Compensation Committee does not directly tie salaries to those paid by comparable companies; the information relating to the peer companies is one of several guidelines used to assess the reasonableness of the compensation paid by the Company. In 2008, the base salary of our General Counsel, one of our named executive officers, was established by our Chief Executive Officer. Base salaries paid in calendar year 2008 are quantified below in the Summary Compensation Table.

In May 2008, the Compensation Committee reviewed and recommended to the Board an increase in the base salary of Mr. Lance B. Rosemore, which the Board approved. The Compensation Committee discussed the current economic conditions, the Company’s performance, and whether given the general economic outlook, any raise in salary was appropriate. While employee salaries were generally frozen due to current economic conditions, the Compensation Committee recommended an increase in base salary for the Chief Executive Officer to compensate Mr. Rosemore to make up for the lack of cost of living adjustments during prior periods.
During September 2008, the Compensation Committee recommended increases in the base salaries for Messrs. Berlin and Salit in amounts intended to approximate the increase in the cost of living, which the Board also approved. Messrs. Berlin and Salit had not been given salary increases during the normal mid-year cycle because of the Company’s general approach of freezing salaries due to the current economic conditions, the impact on the Company’s performance and the resulting economic uncertainty. However, as part of the Company’s cost reduction initiatives, both of these officers have assumed additional responsibilities. In light of these increased responsibilities and the Compensation Committee’s practice of adjusting salaries, the Compensation Committee believed it was appropriate to approve these increases in base salary.
Annual Management Cash Bonus Incentive
The Compensation Committee administers the Company’s annual cash bonus arrangements which are designed to compensate key management personnel for reaching certain performance milestones and to aid the Company in attracting, retaining and motivating personnel required for the Company’s continued performance. The Compensation Committee’s general philosophy of providing some consistency in compensation amounts, and avoiding significant changes in the amount of compensation paid from year-to-year, results in less significant increases or decreases in the amount of cash bonuses than might otherwise be paid and has the effect of moderating the extent to which the annual cash bonus is tied to the Company’s performance. For 2008, bonuses were earned by the remaining named executive officers, Messrs. Rosemore, Berlin and Salit. The aggregate of the bonus earned by these three officers in 2007 was $178,000. In light of current economic conditions and the Company’s cost reduction initiatives, the Compensation Committee determined that the total amount of bonuses to be earned by the named executive officers in 2008 should be less than the amount earned in 2007, but still believed that some level of bonus was appropriate based on the factors set forth below, including the relative performance of the Company compared to its peers, and the total compensation earned by each remaining named executive officer. Therefore, the Compensation Committee established a pool of $150,000 for cash bonuses for 2008, which was approved by the Board. The Compensation Committee then solicited Mr. Rosemore’s recommendation as to how the bonus pool should be divided among the three remaining named executive officers. Mr. Rosemore recommended to the Compensation Committee that the pool be divided equally among the three remaining named executive officers (including himself). The Compensation Committee made this same recommendation to the Board, which ultimately approved a $50,000 cash bonus for each remaining named executive officer. This approach resulted in a reduction in bonus for Mr. Rosemore, while Messrs. Berlin and Salit earned approximately the same bonus as they earned in 2007. The bonus arrangements for all other employees differ in that the Compensation Committee only approves the aggregate amount of bonuses payable to all other employees. The aggregate amount approved with respect to the bonus arrangement for all other employees is then approved by the Chief Executive Officer.
Although determinations with respect to base salary and long-term incentives are typically made with respect to the twelve-month period beginning July 1, annual cash bonus incentives are instead earned and paid with respect to the calendar year. Therefore, the Compensation Committee meets in December of each year to review the performance of each of the named executive officers for the year and the performance of the Company in the preceding three quarters (and the Company’s anticipated performance in the fourth quarter of the year). At that meeting the Compensation Committee determines the amount of annual bonuses to be recommended to the Board. The annual bonuses for the named executive officers approved by the Board are paid in January of the following year. Annual bonuses paid with respect to calendar year 2008 are quantified below in the Summary Compensation Table.
Bonuses are discretionary. To the extent paid, bonuses for the named executive officers are primarily based upon a review of earnings per share with respect to the Company’s shares for the calendar year, the base salary change for each named executive officer during the calendar year, if any, and the annual bonus paid to the named executive officer for the prior year. In addition, changes in responsibilities of the named executive officer, if any, factor into the determination of bonus for the named executive officer. The Chief Executive Officer may also recommend an increase or decrease to the annual bonus for each named executive officer based upon the performance of the executive and the Company during the calendar year and, to some extent, the relative performance of the Company compared to its peers.

Long-term Equity Incentives
The Compensation Committee is responsible for administration of the 2005 Equity Incentive Plan (the “Plan”), and establishes the number of options granted and restricted shares awarded. The purpose of the Plan is to encourage and enable the named executive officers, employees and certain non-employee Board members to acquire a proprietary interest in the Company, thus furthering their interest in stimulating the growth and prosperity of the Company. In keeping with the Compensation Committee’s philosophy to provide long-term equity incentives to named executive officers and other key employees, it is anticipated that restricted share awards and share options will be granted to named executive officers and other key employees on a periodic basis.
The number of shares available under the Plan was initially 500,000, though this number is subject to adjustment upon the occurrence of corporate transactions such as recapitalizations or share splits. As of December 31, 2008, there were 375,600 shares available for grant under the Plan. The Compensation Committee has the authority to select the eligible recipients, the number of shares to be granted, to modify an award from time to time, and to set the rules and guidelines of administration for the Plan. The Compensation Committee also has the sole discretion to impose forfeiture provisions upon certain terminations, or accelerated vesting upon a change in control.
At the mid-year meeting of the Compensation Committee, it reviews the long-term incentives currently held by the Company’s named executive officers and determines the terms of new long-term equity incentives to be awarded to executives of the Company. The awards are then presented to the Board for approval at the Board meeting immediately following the Annual Meeting of Shareholders.
In 2008, when determining the number of restricted shares to be granted to each of Mr. Lance B. Rosemore, Mr. Berlin and Mr. Salit (collectively, the “Key Executives”), the Compensation Committee was primarily influenced by its objective for the grant date fair value of the restricted share awards to be equal to a fixed dollar amount. This objective results in more shares being granted when the Company’s share price is relatively low, and fewer shares being granted when the Company’s share price is relatively high. The Compensation Committee does not use the number of restricted shares granted as an incentive in itself, but views the granting of equity as an incentive for the Key Executives to manage the Company such that its share price will appreciate, thereby benefiting all of the Company’s shareholders. Because the restricted shares vest over a two-year period, the Compensation Committee believes that the shares are an incentive for the Key Executives to maximize the Company’s financial performance over the long term.
During 2008, each of the Key Executives received 3,750 restricted shares, while Mr. Dekelbaum received 3,000 share options, each with a grant date of June 14, 2008. The terms of these awards are described in greater detail in the narrative following the Grants of Plan-Based Awards in 2008 table. Individual grants were made by the Compensation Committee based upon recommendations of the Chief Executive Officer and the Compensation Committee’s own deliberations as to the individual’s overall level of compensation.
The Company generally grants equity awards in the form of restricted shares, instead of share options, and expects to continue to do so in the future. This practice was adopted in part because it aligned the Company with its peers, and in part because restricted shares result in equity ownership by the named executive officer, thereby aligning the executives’ interest with the Company’s other shareholders, instead of simply giving the executives an interest in share price appreciation, which is the effect of the granting of share options.
Severance and Change in Control Agreements
The Compensation Committee believes that severance and, in select circumstances, change in control arrangements, are necessary to attract and retain the talent necessary for our long-term success. However, the Compensation Committee does not view severance programs for named executive officers as an additional element of compensation. Rather, the Compensation Committee believes that severance programs allow the Company’s named executive officers to focus on duties at hand and provide security should their employment be terminated through no fault of their own. Currently, all of the Key Executives are covered by severance provisions in their employment agreements.
Each of our Key Executives has entered into an agreement with the Company (which is discussed under “Executive Compensation—Employment Agreements”) pursuant to which he is granted enhanced severance benefits. The Compensation Committee believes that these arrangements are appropriate and consistent with similar provisions agreed upon between comparable sized public companies and their executive officers. The employment agreements are discussed in greater detail below in the section entitled “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Other Compensation Plans
The Company maintains a profit sharing plan that includes a defined contribution plan (the “401(k) Plan”) and a discretionary plan (the “Profit Sharing Plan”) that is intended to satisfy the tax qualification requirements of Section 401(a) of the Internal Revenue Code. The Company’s full time employees, including the Company’s named executive officers, are eligible to participate in the 401(k) Plan and are permitted to contribute a portion of their eligible compensation for purposes of the 401(k) plan (subject to the applicable statutory limits of $15,500, or $20,500 for eligible participants over the age of 50, in calendar year 2008). All amounts deferred by a participant under the 401(k) Plan’s salary reduction feature vest immediately in the participant’s account. While the Company may (but is not required to) make “matching contributions” under the 401(k) Plan, none were made during fiscal 2008. In lieu of 401(k) “matching contributions,” pursuant to the Profit Sharing Plan, the Board elected to make a discretionary contribution of approximately $208,000 during the plan year ended October 31, 2008, $256,000 during the plan year ended October 31, 2007 and $244,000 during the plan year ended October 31, 2006. Contributions to the Profit Sharing Plan are available to all full-time employees who meet the eligibility requirements of the plan. In general, vesting in the Profit Sharing Plan occurs ratably between years two to seven of employment.
Indemnification Agreements
We have entered into an indemnification agreement with each of our trust managers and named executive officers. These agreements provide for the Company to, among other things, indemnify such persons against certain liabilities that may arise by reason of their status or service as trust managers or named executive officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such person under any trust managers’ and officers’ liability insurance policy the Company chooses, in its discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Texas and shall be in addition to any other rights the individual may have under the Company’s Declaration of Trust, Bylaws and applicable law. Management believes these indemnification agreements enhance the Company’s ability to attract and retain knowledgeable and experienced executives and independent, non-management trust managers.
Tax Considerations
Code Section 162(m) places a limit of $1,000,000 on the amount of compensation that the Company may deduct for federal income tax purposes in any one year with respect to the Company’s Chief Executive Officer, and the next three highest paid executives. However, performance-based compensation that meets certain requirements is excluded from the $1,000,000 limitation. The Compensation Committee is aware of this tax law, but believes that none of the executive officers currently receives compensation at or near the $1,000,000 maximum. The Compensation Committee will continue to keep this provision in mind for future compensation decisions, and will take measures to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has (1) reviewed and discussed the foregoing Compensation Discussion and Analysis (“CD&A”) with the Company’s Chief Executive Officer and Chief Financial Officer; and (2) based upon the review and discussion recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
This report is submitted by the following members of the Compensation Committee:
Irving Munn (Chair)
Barry A. Imber
Nathan G. Cohen

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below represents the compensation paid to each of the named executive officers during the calendar years ended December 31, 2008, 2007 and 2006.

Name and Principal				Share	Option		All Other
Position	Year	Salary(1)	Bonus(1)	Awards(2)(3)	Awards(2)(3)		Compensation(4)		Total
Lance B. Rosemore	2008	$408,103	$50,000	$28,244	$—		$40,790		$527,137
Chief Executive Officer	2007	387,891	74,000	25,718	—		50,866		538,475
	2006	360,602	72,000	18,589	3,083		48,093		502,367
Barry N. Berlin	2008	$267,621	$50,000	$28,244	$—		$41,882		$387,747
Chief Financial Officer	2007	257,949	52,000	25,718	—		41,216		376,883
	2006	245,117	50,000	18,589	2,522		39,186		355,414
Jan F. Salit	2008	$267,621	$50,000	$28,244	$—		$41,255		$387,120
Chief Operating and	2007	257,949	52,000	25,718	—		40,550		376,217
Investment Officer	2006	245,117	50,000	18,589	2,522		38,610		354,838
Andrew S. Rosemore	2008	$310,156	$—	$2,551	$—		$1,661,903	(6)	$1,974,610
Former Chief Operating Officer*	2007	354,143	74,000	25,718	—		46,202		500,063
	2006	327,585	72,000	18,589	3,083		43,549		464,806
Ron H. Dekelbaum	2008	$134,160	$—	$—	$(4,061	) (5)	$56,146	(7)	$186,245
Former General Counsel*	2007	169,536	12,500	—	2,660		15,507		200,203
	2006	154,250	10,000	—	1,401		14,177		179,828

*	Employment terminated on October 15, 2008.

(1)	During 2008, salary and bonus as a percentage of total compensation ranged from 77% to 95% for the named executive officers, excluding severance.

(2)
As described in the CD&A, the Compensation Committee grants share and option awards on a discretionary basis. The terms of the share awards provide for dividends on non-vested Shares to be paid to the holder.

(3)
Each column represents the dollar amount recognized for financial statement reporting purposes with respect to the applicable fiscal year for the fair value of the option awards and restricted share awards granted in 2008 and prior years in accordance with SFAS 123R utilizing assumptions as disclosed in Note 15 to our financial statements. We assume zero forfeitures for valuing our restricted share awards. See Note 15 to our financial statements for the period ended December 31, 2008 for an explanation of assumptions made in the valuation of the awards. See the Grants of Plan-Based Awards table for information on awards made in 2008. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized as compensation by the named executive officers.

(4)
See table below for a breakdown of all other compensation. Other than Mr. Rosemore, the Company has determined that the amounts of perquisites and other personal benefits paid to each of the named executive officers does not exceed $10,000. The “Other” column below represents reimbursement of membership dues at a country club for Mr. Rosemore.

(5)	Reflects value of options granted during 2008 in accordance with SFAS 123R of $900, adjusted to give effect to removal of expense associated with options forfeited during the year.

(6)
Includes payments due pursuant to a severance agreement which consists of a cash settlement of approximately $1.4 million due April 2009 and health insurance premium contributions due for three years. Does not include any payments made pursuant to a consulting agreement whereby Dr. Rosemore is provided a monthly stipend of $4,167 plus reimbursement of approved out-of-pocket expenses for providing assistance to the Company.

(7)	Includes $45,000 of severance pay made or to be made in equal monthly installments which commenced November 1, 2008, and will continue until April 2009.
All other compensation consisted of the following during 2008:

	Unused	Tax Qualified
	Vacation	Deferred		Car
Name	Pay	Compensation Plan	Severance	Allowance	Other	Total
Lance B. Rosemore	$6,357	$21,893	$—	$6,600	$5,940	$40,790
Barry N. Berlin	13,389	21,893	—	6,600	—	41,882
Jan F. Salit	12,762	21,893	—	6,600	—	41,255
Andrew S. Rosemore	61,356	21,893	1,573,154	5,500	—	1,661,903
Ron H. Dekelbaum	11,146	—	45,000	—	—	56,146

Grants of Plan-Based Awards in 2008
The following table provides information concerning each grant of restricted shares and each grant of share options made to our named executive officers pursuant to our 2005 Equity Incentive Plan during 2008.

			All Other Option		Grant Date
			Awards: Number	Exercise or	Fair Value of
		All Other Share	of Securities	Base Price	Share and
		Awards: Number	Underlying	of Option	Option
	Grant	of Shares or Units	Options	Awards	Awards
Name	Date	(#)(1)	(#)(2)	($/Sh)	($)(3)
Lance B. Rosemore	06/14/08	3,750	—	—	$28,687
Barry N. Berlin	06/14/08	3,750	—	—	28,687
Jan F. Salit	06/14/08	3,750	—	—	28,687
Andrew S. Rosemore	—	—	—	—	—
Ron H. Dekelbaum	06/14/08	—	3,000	$7.65	900

(1)
Represents a grant of restricted shares to the named executive officers in the amounts specified. The terms of these restricted share awards are described below in the section entitled “Equity Incentive Plan Compensation.”

(2)
Represents a grant of share options to Mr. Dekelbaum. The terms of this share option award are described below in the section entitled “Equity Incentive Plan Compensation.” Mr. Dekelbaum’s options were forfeited on November 14, 2008.

(3)
Represents the grant date fair value of the restricted shares or share options, as the case may be, for purposes of SFAS 123R. The grant date fair value of the restricted shares is based on the per share closing price of our common shares on June 13, 2008, which was $7.65.

Employment Agreements
We have entered into employment agreements, as amended, with each of the Key Executives, dated June 16, 2008, for employment terms that extend until the earlier of (1) the Key Executive’s 70th birthday, or (2) June 30, 2011 or a later date determined by the Board. The term of the employment agreements may be extended annually by the Board. Each of these employment agreements is substantially similar and provides for at least annual reviews by the Board of the base salaries contained therein, with a minimum salary equal to the executive’s compensation on July 1, 2008. In addition to base salary, the employment agreements provide for the following:
•
the opportunity to earn annual cash bonuses in amounts that may vary from year to year and that are based upon our performance and the performance of the executive, such bonuses to be awarded at the Board’s discretion; and

•	the same benefits and perquisites that our other officers and employees are entitled to receive.
The employment agreements authorize Messrs. Rosemore, Berlin and Salit to incur reasonable expenses for the promotion of our business. We will reimburse the executives for all such reasonable expenses incurred upon the presentation by each executive, from time to time, of an itemized account of such expenditures. The executives are entitled to such additional and other fringe benefits as the Board shall from time to time authorize, including but not limited to health insurance coverage for the executive and the executive’s spouse and dependent children, and a monthly automotive allowance of $550, which the executive is to use to obtain an automobile to be available for business purposes as needed. All operating expenses related to the automobile such as maintenance, insurance and fuel (excluding fuel for business-related travel) are the responsibility and expense of the executive.
Each employment agreement also contains severance provisions, which are discussed below in the section entitled “Potential Payments Upon Termination or Change in Control.” The employment agreements further provide that the Company will indemnify and hold the executive harmless from any loss for any corporate undertaking, as contemplated per the employment agreement, whereby a claim, allegation or cause of action shall be made against the executive in the performance of his contractual duties except for willful illegal misconduct. Said indemnification shall include but not be limited to reasonable costs incurred in defending the executive in his faithful performance of contractual duties.
Equity Incentive Plan Compensation
The restricted share and share option awards made to the named executive officers on June 14, 2008 were granted under our 2005 Equity Incentive Plan. Under the terms of the restricted share awards, 3,750 restricted awards were granted to each of the Key Executives on June 14, 2008. One-third of the restricted shares were vested on the date of grant, one-third of the restricted shares will vest on June 14, 2009 and the remaining one-third of the restricted shares will vest on June 14, 2010, provided the recipient continues employment with us through the applicable vesting dates. The 2005 Equity Incentive Plan provides for the accelerated vesting of equity awards such as the restricted share awards in the event of a change in control. These acceleration provisions are described below in the section of this proxy entitled “Potential Payments Upon Termination or Change in Control.” Dividends are payable on the restricted shares at the same rate and at the same time that dividends are paid to shareholders.

The share option award made to Mr. Dekelbaum was fully vested on the date of grant and was immediately exercisable. Neither Dr. Andrew S. Rosemore nor Mr. Dekelbaum exercised any outstanding options during 2008 and as a result forfeited 5,300 and 12,500 share options, respectively, on November 14, 2008.
Outstanding Equity Awards at Fiscal Year End
The following table provides information on the outstanding share option and restricted share awards held by the named executive officers as of December 31, 2008. There were no option or share awards held by Dr. Andrew S. Rosemore or Mr. Dekelbaum at December 31, 2008. Each equity grant is shown separately for each named executive officer.

	Option Awards			Share Awards
						Market
	Number of					Value of
	Securities			Number of		Shares or
	Underlying			Shares or		Units of
	Unexercised	Option		Units of Stock		Stock That
	Options	Exercise	Option	That Have Not		Have Not
Name	Exercisable(1)	Price	Expiration Date	Vested		Vested(4)
Lance B. Rosemore	5,300	$14.54	6/11/2010
	5,500	12.72	6/10/2011
				700	(2)	$5,215
				2,500	(3)	18,625
Barry N. Berlin	4,200	$14.54	6/11/2010
	4,500	12.72	6/10/2011
				700	(2)	$5,215
				2,500	(3)	18,625
Jan F. Salit	4,200	$14.54	6/11/2010
	4,500	12.72	6/10/2011
				700	(2)	$5,215
				2,500	(3)	18,625

(1)	The outstanding share option awards reported in this table were fully vested on the date of grant. Options expire five years from the date of grant.

(2)
Represents awards of restricted shares made to each of the named executive officers indicated above on June 9, 2007 which will vest on June 9, 2009, provided the named executive officer is still employed with us on that date. The vesting of these restricted shares may be accelerated as described in the “Potential Payments Upon Termination or Change in Control” section below.

(3)
Represents awards of restricted shares made to each of the named executive officers indicated above on June 14, 2008. The vesting dates of these awards are described above in the narrative entitled “Equity Incentive Plan Compensation.”

(4)	Based on the per share closing market price of $7.45 of our Shares on December 31, 2008.

Option Exercises and Shares Vested in 2008
The following table sets forth, for each of the named executive officers, information regarding the value of restricted share awards that vested during the fiscal year ended December 31, 2008.

	Share Awards
		Value Realized on
	Number of Shares Acquired	Vesting
Name	on Vesting (#)(1)	($)(2)
Lance B. Rosemore	2,450	$18,849
Barry N. Berlin	2,450	18,849
Jan F. Salit	2,450	18,849
Andrew S. Rosemore	1,200	9,286
Ron H. Dekelbaum	—	—

(1)
Based on the following awards: (a) 500 restricted shares granted on June 10, 2006 which vested on June 10, 2008, (b) 700 restricted shares granted on June 9, 2007 which vested on June 9, 2008, and (c) except for Andrew S. Rosemore, 1,250 restricted shares granted on June 14, 2008 which immediately vested. The per share market price of the restricted shares were $7.75 on June 10, 2008, $7.73 on June 9, 2008, and $7.65 on June 14, 2008, the three vesting dates.

(2)
Calculated as the aggregate market value on the date of vesting of the restricted shares with respect to which restrictions lapsed during 2008 (calculated before payment of any applicable withholding or other income taxes).

Pension Benefits
We do not sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for our named executive officers.
Non-qualified Deferred Compensation
We do not have any non-qualified deferred compensation plans or arrangements in which our named executive officers participate.
Potential Payments Upon Termination or Change in Control
The Company has entered into employment agreements, as amended, with each of the Key Executives, each of which contain very similar provisions. The employment agreements for the Key Executives each contain the following terms and provisions:
•
Cause. The Company cannot terminate the employment agreements except for: (1) the intentional, unapproved material misuse of corporate funds; (2) professional incompetence; or (3) willful neglect of duties or responsibilities in either case not otherwise related to or triggered by the occurrence of any event or events described in the other employment agreement items detailed in this section.

•
Death. If the Key Executive dies during the term of employment and has not attained the age of seventy years, the Company or any third person insurance provided by the Company, through a coordination of benefits, shall pay the estate of the Key Executive a death benefit equal to two times the Key Executive’s current annual base salary at the time of death. In the event the Key Executive’s estate receives death benefits payable under any group life insurance policy issued to the Company, the Company’s liability will be reduced by the amount of the death benefit paid under such policy, so amounts actually paid could be less than those shown in the table below. The Company shall pay any remaining death benefits to the estate of the Key Executive over the course of 12 months in the same manner and under the same terms as the Key Executive would have been paid if he had still been working for the Company. In addition, no later than one month from the date of death, the estate of the Key Executive will be paid any accumulated vacation pay.

•
Disability. If unable to perform services for the Company by reason of illness or total incapacity, based on standards similar to those utilized by the U.S. Social Security Administration, the Key Executive shall receive his total annual compensation for one year of total incapacity through coordination of benefits with any existing disability insurance program provided by the Company (a reduction in salary by that amount paid by any Company provided insurance). Should the Key Executive be totally incapacitated beyond a one-year period, so that he is not able to devote full time to his employment with the Company, then the employment agreement shall terminate.

•
Constructive Discharge. The Key Executives will incur a constructive discharge upon the occurrence of any of the following: (1) a Key Executive’s base salary is reduced below the “Minimum Rate” (as defined in the “Employment Agreement” section above), (2) a material reduction in a Key Executive’s job function, authority, duties or responsibilities, or other similar change that violates the spirit of the employment agreement, (3) a required relocation to a location more than 100 miles from the Key Executive’s job location at the time of the employment agreements’ execution, or excessive travel in comparison to other executives in similar situations, (4) any breach of the employment agreement that is not cured within 14 days following a written notice to the Company describing the situation. If the Key Executives’ job responsibilities are substantially modified as a result of one of the previous conditions, the Key Executive could resign and be entitled to be paid an amount equal to 2.99 times the average of the last three years total annual compensation paid to the Key Executive. All amounts payable due to a constructive discharge shall be paid to the Key Executives in a lump sum cash payment in accordance with the terms of the employment agreement, as amended.

Each of the employment agreements also contains a provision governing the disclosure of information. The Key Executives are prevented, both during and following the term of the employment agreement, from disclosing information on the operating procedures or service techniques of the Company, the Company’s customer lists, or similar valuable and unique Company information. The breach or threatened breach by the Key Executive of this obligation will result in the Company being entitled to an injunction restraining such breach, and the Company may also seek the recovery of damages from the Key Executive.
The equity awards that are granted to each of the named executive officers are not governed by the employment agreements, but rather through the 2005 Equity Incentive Plan and the accompanying award agreements for each grant. The 2005 Equity Incentive Plan provides that upon either (1) the dissolution or liquidation of the Company; (2) a sale of the Company’s assets; (3) a merger, consolidation, or reorganization where the outstanding shares are converted into a different kind of security or for the successor entity’s securities; or (4) the sale of all the Company’s shares to an unrelated party, all unvested share options shall receive accelerated vesting. While each of the named executive officers held share options on December 31, 2008, by using the closing price of the Company’s shares on December 31, 2008 of $7.45, none of the executives would have received value for their awards. The share options will only hold value if the option exercise price is below the current value of the shares on the date of exercise. As disclosed in the “Outstanding Equity Awards at December 31, 2008” table above, the exercise price for each of the executive’s options would be above $7.45, and thus no value is reported in the table below for the acceleration of equity awards.
The following table sets forth the amount of the Company’s payment obligation if each of the named executive officers incurred a termination on December 31, 2008 as a result of the applicable scenario. All vacation days are assumed to have been taken, and all reasonable business expenses are assumed to have been previously reimbursed for purposes of the following table. Each of the amounts in the table is the Company’s best estimate of the amounts that the executives would receive upon a termination or a change in control, but the precise amount would not be determinable until an actual termination occurred.

				Change in Control/
			Constructive	Employment
Name	Death(1)	Disability(2)	Discharge(3)	Agreement(4)
Lance B. Rosemore	$826,000	$527,000	$1,536,000	$23,840
Barry N. Berlin	557,000	388,000	1,101,000	23,840
Jan F. Salit	557,000	387,000	1,100,000	23,840

(1)	Amounts in this column approximates two times the annual base salary of each of the named executive officers in effect as of December 31, 2008.

(2)	Amounts in this column approximate the amount reported above in the “Total” column of the “Summary Compensation Table” with respect to the year ended December 31, 2008.

(3)
The amounts shown in this column are based upon the product of the three-year average total annual compensation and 2.99. Total annual compensation with respect to the calendar years ended December 31, 2008, 2007 and 2006 are reported above in the “Total” column of the “Summary Compensation Table.”

(4)
Represents the accelerated vesting of the 3,200 unvested restricted shares held by each of Mr. Rosemore, Mr. Berlin, and Mr. Salit as of December 31, 2008 pursuant to the 2005 Equity Incentive Plan upon a change in control transaction. Values were calculated based on a per share closing market price of $7.45 on December 31, 2008.

As disclosed above, Dr. Andrew S. Rosemore was terminated from his position of Chief Operating Officer and employee effective October 15, 2008. Dr. Andrew S. Rosemore had an employment agreement with the Company; however, the Company and Dr. Andrew S. Rosemore entered into a separation agreement regarding the terms of his termination. Pursuant to the separation agreement, the Company has agreed to pay Dr. Andrew S. Rosemore one lump sum payment in the gross amount of $1,388,000 on April 23, 2009, subject to applicable taxes and lawful deductions. This amount is more than the amount that would have been paid under Dr. Andrew S. Rosemore’s employment agreement, partially because the payment was deferred instead of being paid immediately, as provided in his employment agreement. The Company and Dr. Andrew S. Rosemore also entered into a consulting agreement, as described under “Related Person Transactions — Consulting Agreement with Dr. Andrew S. Rosemore.” The Company has further agreed to continue, to the same extent provided to Dr. Andrew S. Rosemore during his employment, health and dental insurance coverage for Dr. Andrew S. Rosemore and his dependents for a period ending on the earlier of (1) the termination of his consulting agreement as a result of his breach of the confidentiality provisions therein; (2) his 66th birthday; (3) the date he obtains health and dental insurance coverage through subsequent employment or work; or (4) the date the Company elects to no longer provide health and/or dental coverage for its executives or reimbursement for such coverage (in any form, including a stipend or compensatory salary increase). The provision of medical benefits was not contemplated by his employment agreement. The amount disclosed as severance in the footnote to the Summary Compensation Table includes this cash payment as well as the amount recognized as expense in the Company’s financial statements related to the provision of health benefits.
Also as disclosed above, as part of the Company’s cost reduction initiatives, the position of General Counsel was eliminated as of October 15, 2008. Mr. Dekelbaum was paid a total of $45,000 over a six month period ($7,500 per month), in connection with the elimination of his position. Mr. Dekelbaum had a change in control agreement with the Company, which was not triggered by the elimination of his position, and did not have an employment agreement with severance benefits. The consideration paid to Mr. Dekelbaum was generally consistent with the consideration paid to other employees impacted by the Company’s reduction in force, except that other employees received their payments in one lump sum, while Mr. Dekelbaum was paid over a six month period.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee consists of members of the Board who are neither former nor current officers or employees of the Company or any of its subsidiaries. The Compensation Committee of the Board for 2008 consisted of Mr. Irving Munn and Mr. Barry A. Imber. In addition, Mr. Roy Greenberg was a member of the Compensation Committee up until his resignation from the Board on October 15, 2008. His vacancy was filled by Mr. Nathan G. Cohen commencing December 2008.
No member of the Compensation Committee has any interlocking relationship with any other company that requires disclosure under this heading. No executive officer of the Company served as a director or member of the compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board or of the Compensation Committee.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our trust managers and executive officers and persons who own more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in our securities with the SEC. Executive officers, trust managers and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file with the SEC.
Based solely upon a review of these reports, during the fiscal year ended December 31, 2008 we believe that all SEC filing requirements applicable to our trust managers and executive officers were satisfied on a timely basis with the exception of Mr. Barry A. Imber, who filed one Form 5 late disclosing two transactions.

RELATED PERSON TRANSACTIONS
Approval of Related Person Transactions
The Board has adopted the following written related person transaction policy:
A “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $5,000, and in which a related person had, has or will have a direct or indirect material interest.
A “Related Person” is:
Any person who was in any of the following categories during the applicable period:
•	a trust manager or nominee for trust manager;
•	any executive officer; or
•
any immediate family member of a trust manager or executive officer, or of any nominee for trust manager, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the trust manager, executive officer, or nominee for trust manager and any person (other than a tenant or employee) sharing the household of such trust manager, executive officer or nominee for trust manager; and

Any person who was in any of the following categories when a transaction in which such person had a direct or indirect material interest occurred or existed:
•	any person who is known to the Company to be the beneficial owner of more than 5% of the Shares; and
•
any immediate family member of any such security holder, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such security holder, and any person (other than a tenant or employee) sharing the household of such security holder.

A person who has a position or relationship within a firm, corporation, or other entity that engages in a transaction with the Company will not be deemed to have an “indirect material interest” within the meaning of “Related Person Transaction” when:
The interest arises only:
•	from such person’s position as a director of another corporation or organization that is a party to the transaction; or
•
from the direct or indirect ownership by such person and all other persons specified in the definition of “Related Person” in the aggregate of less than 10% equity interest in another person (other than a partnership) which is a party to the transaction; or

•	from both such position and ownership; or
•
from such person’s position as a limited partner in a partnership in which the person and all other persons specified in the definition of “Related Person” have an interest of less than 10%, and the person is not a general partner of and does not hold another position in the partnership.

Each of the Company’s executive officers is encouraged to help identify any potential Related Person Transaction.

As part of the Company’s efforts to identify potential Related Person Transactions, the Company’s customary Trust Managers’ and Executive Officers’ Questionnaires will request information regarding potential Related Person Transactions, and the following information to identify affiliations of such persons:
•	a list of entities for which the trust manager or trust manager nominee is an employee, director or executive officer;
•	a list of entities for which the executive officer is a director;
•	each entity where an immediate family member of the trust manager, the trust manager nominee or an executive officer is an executive officer;
•
each firm, corporation or other entity in which the trust manager, trust manager nominee or an immediate family member of the trust manager or trust manager nominee is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest;

•
each firm, corporation or other entity in which the executive officer or an immediate family member is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest;

•
each charitable or non-profit organization where the trust manager, trust manager nominee or an immediate family member of the trust manager or trust manager nominee is an employee, executive officer, director or trustee; and

•	each charitable or non-profit organization where the executive officer or an immediate family member is an employee, executive officer, director or trustee.
If a new Related Person Transaction is identified, it will initially be brought to the attention of the Chief Financial Officer, who will then prepare a recommendation to the Board and/or a committee thereof regarding whether the proposed transaction is reasonable and fair to the Company.
A committee comprised solely of independent trust managers, who are also independent of the Related Person Transaction in question, will determine whether to approve a Related Person Transaction. In general, the committee will only approve or ratify a Related Person Transaction if it determines that the Related Person Transaction is reasonable and fair to the Company. In making its determination, the committee may consider, among other things, the recommendation of the individuals directly involved in the transaction and the recommendation of the Chief Financial Officer.
Consulting Agreement with Dr. Andrew S. Rosemore
To facilitate a smooth transition of Dr. Andrew S. Rosemore’s responsibilities after his termination as Chief Operating Officer, Dr. Andrew S. Rosemore will provide services as a consultant to the Company pursuant to a consulting agreement. The consulting agreement has an initial term of one year and thereafter is automatically renewed month-to-month unless either party provides notice of non-renewal at least 30 days prior to the end of the applicable renewal term. During the term of the consulting agreement, Dr. Andrew S. Rosemore will assist the Company with such duties as are reasonably assigned to him, including loan origination and underwriting support, site visits and loan committee participation, as well as other transition services and input. It is expected that Dr. Andrew S. Rosemore will provide approximately 500 hours of consulting services to the Company per year. For these services, Dr. Andrew S. Rosemore will be paid $4,166.67 per month plus reimbursement of any approved out-of-pocket expenses. The consulting agreement with Dr. Andrew S. Rosemore was approved by the Board in connection with its approval of our cost reduction initiatives.

PROPOSAL ONE — ELECTION OF TRUST MANAGERS
At the Meeting, five trust managers will be elected by the shareholders, each trust manager to serve for a one year term, until his or her successor has been duly elected and qualified, or until the earliest of his or her death, resignation or retirement. The affirmative vote of two-thirds of the votes cast at the Meeting is required to elect trust managers.
The persons named in the enclosed proxy will vote your Shares as you specify on the enclosed proxy form. If you return your properly executed proxy but fail to specify how you want your Shares voted, the Shares will be voted in favor of the nominees listed below. The Board has proposed the following nominees for election as trust managers at the Meeting. All nominees are currently serving as trust managers whose term will expire at the Meeting.

			Trust Manager
Nominee’s Name	Age	Principal Occupation	Since
Nathan G. Cohen	63	Mr. Cohen was the Chief Financial Officer of Institution Solutions LLC, a third person administrator, from June 2005 through December 2006. He remains President, since August 2001, of Consultants Unlimited, a management and financial consulting firm. From November 1984 to 2001, he was the Controller of Atco Rubber Products, Inc.	May 1994

Martha R. Greenberg	57	Dr. Greenberg has practiced optometry for 32 years in Russellville, Alabama and is the President of the Alabama Optometric Association. Dr. Greenberg was a director of PMC Capital from 1984 to February 2004. Dr. Greenberg is the sister of Mr. Lance B. Rosemore.	May 1996

Barry A. Imber	62	Mr. Imber has been a principal of Imber and Company, Certified Public Accountants, or its predecessor, since 1982. Mr. Imber was previously a trust manager of PMC Commercial from September 1993 to March 1995 and a director of PMC Capital from March 1995 to February 2004.	February 2004

Irving Munn	60	Mr. Munn has been the President of Munn & Morris Financial Advisors, Inc. since July 1999. He has been a registered representative with Raymond James Financial Services since 1997. Mr. Munn was a principal of Kaufman, Munn and Associates, P.C., a public accounting firm, from 1991 to November 2000 and President from 1993 to November 2000. He is currently the President of Irving Munn, P.C., a public accounting firm. Mr. Munn is a certified public accountant and certified financial planner.	September 1993

Lance B. Rosemore	60	Mr. Rosemore has been President, Chief Executive Officer and Secretary of PMC Commercial since June 1993 and Chairman of the Board of Trust Managers since June 2008. He was the Chief Executive Officer of PMC Capital from May 1992 to February 2004 and President of PMC Capital from 1990 to February 2004. Mr. Rosemore was a director and the Secretary of PMC Capital from 1983 to February 2004. Mr. Rosemore is the brother of Dr. Martha R. Greenberg.	June 1993
The Board unanimously recommends that you vote FOR the election of each trust manager as set forth in Proposal One. Proxies solicited by the Board will be so voted unless you specify otherwise in your proxy.
AUDIT COMMITTEE REPORT
Since inception, the Company’s Audit Committee has been composed entirely of independent trust managers. The members of the Audit Committee meet the independence and experience requirements of Section 803 of the NYSE Amex Listing Standards and those established by the SEC. In 2008, the Audit Committee held four regular meetings and two other meetings. The Audit Committee has adopted, and annually reviews, a charter outlining the practices it follows. The charter complies with all current regulatory requirements.
During 2008, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team. Additionally, the Audit Committee, either through separate private sessions or during its regularly scheduled meetings with the independent registered public accounting firm and the manager of internal control testing, had candid discussions regarding financial management, legal, accounting, auditing, and internal control issues.

The Audit Committee has been provided with quarterly updates on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The updates include discussions with the independent registered public accounting firm about the Company’s internal control assessment process and the independent registered public accounting firm’s evaluation of the Company’s system of internal control over financial reporting.
The Audit Committee reviewed with executive management, and the manager of internal control testing, (1) the Company’s policies and procedures with respect to risk assessment and risk management and (2) the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs, including the Codes of Conduct.
The Audit Committee recommended to the Board the engagement of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ended December 31, 2008, and reviewed with senior members of the Company’s financial management team and the independent registered public accounting firm, the overall audit scope and plans, the results of internal and external audit examinations, evaluations by management and the independent registered public accounting firm of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting. The Audit Committee has the sole authority to appoint the independent registered public accounting firm. Nonetheless, the Audit Committee will continue the practice of recommending a shareholder vote, at the Company’s annual meeting, to ratify their appointment of the independent registered public accounting firm.
The Audit Committee has reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K with management including a discussion of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements.
The Audit Committee also discussed with the independent registered public accounting firm, who are engaged to audit and report on the consolidated financial statements of the Company and subsidiaries and the effectiveness of the Company’s internal control over financial reporting, those matters required to be discussed by the auditors with the Audit Committee under the PCAOB Auditing Standard Section 380, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence for 2008.
In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports.
In reliance on these reviews and discussions, and the reports of the independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.
The Audit Committee also recommended the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2009 and the Board concurred with such recommendation.
This section of the proxy statement is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K.
This report is submitted by the following members of the Audit Committee:
Nathan G. Cohen (Chair)
Barry A. Imber
Irving Munn

PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Based upon the recommendation of the Audit Committee, the shareholders are urged to ratify the appointment by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since June 1993 and is familiar with the Company’s affairs and financial procedures. A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she desires to do so.
Principal Accounting Firm Fees
Aggregate fees billed to the Company for the years ended December 31, 2008 and 2007 by the Company’s principal accounting firm, PricewaterhouseCoopers LLP, were as follows:

	2008	2007

Audit Fees (a)	$638,000	$713,000
Audit Related Fees (b)	12,000	19,000
Tax Fees (c)	100,000	142,000
All Other Fees	2,000	2,000

Total	$752,000	$876,000

(a)
Audit fees consisted of professional services performed in connection with (i) the audit of the Company’s annual financial statements and internal control over financial reporting and (ii) review of financial statements included in its quarterly reports on Form 10-Q.

(b)
Primarily consists of fees incurred in connection with the Company’s compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America’s Uniform Single Attestation Program (“USAP”).

(c)	Tax fees consisted principally of assistance with matters related to tax compliance, tax planning, tax advice and the performance of a transfer pricing analysis.
Pre-Approval Policies
The Company’s Audit Committee, pursuant to its exclusive authority, has reviewed and approved the Company’s engagement of PricewaterhouseCoopers LLP as its independent registered public accounting firm, and the incurrence of all of the fees described above, for 2008. The Audit Committee has selected PricewaterhouseCoopers LLP as independent registered public accounting firm for 2009, subject to review and approval of the final terms of its engagement as such and its audit fees. The Audit Committee has also adopted Pre-Approval Policies for all other services PricewaterhouseCoopers LLP may perform for the Company in 2009. The Pre-Approval Policies detail with specificity the services that are authorized within each of the above-described categories of services and provide for aggregate maximum dollar amounts for such pre-approved services. Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policies for 2009 will require the further advance review and approval of the Audit Committee. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval to permit the Audit Committee to make a determination whether the provision of such services would impair the independent registered public accounting firm’s independence. The Audit Committee has delegated the authority to grant any such additional required approval to its Chairman between meetings of the Audit Committee, provided that the Chairman reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee.
Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment.
The Board unanimously recommends that you vote FOR this proposal. Proxies solicited by the Board will be so voted unless you specify otherwise in your proxy.

PROPOSAL THREE — SHAREHOLDER PROPOSAL
The Company has been notified that a shareholder intends to present a proposal for consideration at the Annual Meeting. The shareholder making this proposal has presented the proposal below, and the Company is presenting the proposal as it was submitted to the Company. The Company does not necessarily agree with the statements contained in the proposal, but we have limited our responses to the most important points and have not attempted to address all the statements with which we disagree. The following proposal was submitted by REIT Redux LP, 1336 Oakridge Drive, Suite 103, Fort Collins, Colorado 80525.
RESOLVED: That management immediately begins exploring any and all strategic alternatives in order to maximize shareholder value. Such alternatives include, but are not limited to:
•	Merging with another REIT or private real estate company to achieve economies of scale and/or diversification of the portfolio into higher yielding assets
•
Beginning the orderly runoff of the mortgage portfolio combined with another round of staff cuts to maximize returns to shareholders from liquidating dividends. We estimate that proceeds from such a liquidation would be 160-190% more than the current trading range of the stock.

The Board recommends that you vote against the above shareholder proposal. Our Board and executive officers regularly evaluate strategic alternatives available to the Company in an effort to maximize shareholder return. For example, as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2008, we continue to explore and evaluate future opportunities as they present themselves. We are currently evaluating the potential benefits that we could achieve through investment in, acquisition of or conversion to, a bank. The Board believes the adoption of the shareholder proposal is unnecessary because this evaluation already takes place as appropriate. In addition, the Board believes that the percentage amounts contained in the second bullet point of the shareholder proposal are not reasonable due to the current economic uncertainties surrounding the valuation of and/or liquidation of long-term assets. The Board believes it is in the Company’s best interest for the Board and the Company’s executive officers to continue to evaluate strategic opportunities that are available to the Company.
The affirmative vote of a majority of the votes cast at the Meeting will be required for approval of the proposal. Abstentions will be counted as represented and entitled to vote and will have the effect of a negative vote on all proposals. Broker non-votes (as described in question 16 in “Questions and Answers about the Meeting and Voting”) will not be considered entitled to vote on these proposals and will not be counted in determining the number of shares necessary for approval of the proposal.
The Board unanimously recommends that you vote AGAINST this proposal. Proxies solicited by the Board will be so voted unless you specify otherwise in your proxy.
SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING
To be included in the proxy statement, any proposals of holders of Shares intended to be presented at the annual meeting of shareholders of the Company to be held in 2010 must be received by the Company, addressed to Mr. Lance B. Rosemore, Secretary of the Company, 17950 Preston Road, Suite 600, Dallas, Texas, 75252, no later than December 29, 2009, and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934. In addition, to be considered timely in accordance with the advance notice provisions of our Bylaws, a proposal sought to be presented directly at the 2010 Annual Meeting must be received no earlier than February 13, 2010 and no later than the close of business March 15, 2010. Assuming that the 2010 Annual Meeting is held within 30 days of the anniversary of the 2009 Annual Meeting, as to all matters which the Company does not have notice on or prior to March 14, 2010, discretionary authority shall be granted to the persons designated in the Company’s proxy related to the 2010 Annual Meeting to vote on such proposal.
ANNUAL REPORT
We have provided without charge a copy of the annual report to shareholders for fiscal year 2008, which includes a copy of the Form 10-K as filed with the SEC (excluding exhibits) to each person being solicited by this proxy statement. Upon the written request by any person being solicited by this proxy statement, we will provide without charge a copy of the Annual Report on Form 10-K as filed with the SEC (excluding exhibits, for which a reasonable charge shall be imposed). All requests should be directed to the Company’s Investor Relations Department at 17950 Preston Road, Suite 600, Dallas, Texas 75252.

REDUCE DUPLICATE MAILINGS
Beginning for our 2010 Annual Meeting of Shareholder, unless we have received contrary instructions, we may send a single copy of the proxy statement and notice of annual meeting to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:
Shareholders of record should contact our transfer agent, American Stock Transfer and Trust, at
59 Maiden Lane
Plaza Level
New York, NY 10038
(800) 937-5449
Shareholders who hold their shares in street name should contact their broker.

BY ORDER OF THE BOARD OF TRUST MANAGERS
/s/ Lance B. Rosemore
Lance B. Rosemore
Chairman of the Board and Secretary

0                         ■

PROXY	PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUST MANAGERS OF
PMC COMMERCIAL TRUST
The undersigned hereby appoints Barry N. Berlin and Jan F. Salit, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the common shares of beneficial interest (each a “Share”) of PMC Commercial Trust (“PMC Commercial”) which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of shareholders of PMC Commercial to be held at 8:30 a.m. Central time, on Saturday, June 13, 2009 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.
(Continued and to be signed on the reverse side)

■	14475	■

ANNUAL MEETING OF SHAREHOLDERS OF
PMC COMMERCIAL TRUST
June 13, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.pmctrust.com/proxy
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided ê

■	20530003000000000000 1	061309

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Item 1.
To consider and elect five members of PMC Commercial’s board of trust managers, each to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified.

Nominees:
☐	FOR ALL NOMINEES	o o	Nathan G. Cohen Martha R. Greenberg
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	o o	Barry A. Imber Irving Munn
☐	FOR ALL EXCEPT (See instructions below)	o	Lance B. Rosemore

The Board recommends you vote “FOR“ each of the trust manager nominees.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:	●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
Item 2.	To consider and ratify the appointment of Pricewater-houseCoopers LLP as the independent registered public accounting firm of PMC Commercial for the year ending December 31, 2009.	☐	☐	☐

The Board recommends you vote "FOR" the appointment of PricewaterhouseCoopers LLP.

		FOR	AGAINST	ABSTAIN
Item 3.	To consider the Shareholder Proposal.	☐	☐	☐

The Board recommends you vote "AGAINST" the Shareholder Proposal.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUST MANAGERS.

If any other business is presented at the Meeting, this proxy will be voted by the proxies in their best judgment.

Please mark, sign and return this proxy in the enclosed envelope or by facsimile. The undersigned acknowledges receipt from PMC Commercial of a Notice of Annual Meeting of Shareholders and a proxy statement.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■